MACOM Announces Proposed Offering of $400 Million of Convertible Senior Notes
LOWELL, MA, March 22, 2021 — MACOM Technology Solutions Holdings, Inc. (“MACOM”) (Nasdaq: MTSI), a leading supplier of semiconductor products, today announced that it intends to offer, subject to market and other conditions, $400 million aggregate principal amount of convertible senior notes due 2026 (the “Notes”). The Notes will be offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). MACOM also expects to grant the initial purchaser of the Notes an option to purchase, within a 13-day period from, and including, the date of original issuance of the Notes up to an additional $60 million aggregate principal amount of the Notes.
MACOM intends to use the net proceeds for partial repayment of outstanding term loans.
The Notes will be senior unsecured obligations of MACOM and will mature on March 15, 2026, unless earlier repurchased, redeemed or converted. MACOM will settle conversions by paying or delivering, as applicable, cash, shares of its common stock or a combination of cash and shares of its common stock, at MACOM’s election. The final terms of the Notes, including the interest rate, the initial conversion rate and certain other terms of the Notes, will be determined at the pricing of the offering.
The offer and sale of the Notes and the common stock issuable upon conversion, if any, are not being registered under the Securities Act, or any state securities laws. The Notes and the common stock issuable upon conversion, if any, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of such jurisdiction.
About MACOM
MACOM designs and manufactures semiconductor products for Telecommunication, Industrial and Defense and Data Center applications. Headquartered in Lowell, Massachusetts, MACOM has design centers and sales offices throughout North America, Europe and Asia. MACOM is certified to the ISO9001 international quality standard and ISO14001 environmental management standard.
Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on MACOM management’s beliefs and assumptions and on information currently available to our management. These forward-looking statements include, among others, statements about the proposed offering of convertible senior unsecured notes, the terms of the notes and the anticipated use of proceeds.
These forward-looking statements reflect MACOM’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those indicated by the forward-looking statements, including potential changes in market conditions and those other factors described in "Risk Factors" in MACOM’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q

and other filings with the SEC. These forward-looking statements speak only as of the date of this press release, and MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Company Contact:
MACOM Technology Solutions Holdings, Inc.
Stephen Ferranti
Vice President, Strategic Initiatives and Investor Relations
P: 978-656-2977
E: stephen.ferranti@macom.com